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                                                                     Exhibit 3.1

                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                              STARBUCKS CORPORATION

     Pursuant to RCW 23B10.070, the following Restated Articles of Incorporation are hereby submitted for filing.

                                 ARTICLE 1. NAME

     The name of the corporation is Starbucks Corporation.

                               ARTICLE 2. DURATION

     The period of the corporation's duration is perpetual.

                               ARTICLE 3. PURPOSES

     The corporation is organized for the purposes of transacting any and all business for which corporations may be incorporated under Title 23B of the Revised Code of Washington, as amended, including, but not limited to, establishing and operating retail coffee and espresso bars in the State of Washington and in other states.

                                ARTICLE 4. SHARES

     The corporation shall have authority to issue 1,207,500,000 shares of capital stock, of which 1,200,000,000 shares will be common stock, and, 7,500,000 shares will be preferred stock.

     4.1 Common Stock. The corporation shall have authority to issue up to 1,200,000,000 shares of common stock, $0.001 par value per share.

     4.2 Preferred Stock. The corporation shall have authority to issue up to 7,500,000 shares of preferred stock, $0.001 par value per share. The Board of Directors shall have all rights afforded by applicable law to establish series of said preferred shares, the rights and preferences of each such series to be set forth in appropriate resolutions of the Board of Directors.

                              ARTICLE 5. DIRECTORS

     5.1 Number of Directors. The number of directors of the corporation shall be fixed in the Bylaws and may be increased or decreased from time to time in the manner specified therein.

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     5.2 Terms of Directors. Beginning with the corporation's annual meeting of shareholders to be held in 2007, the directors shall be elected for terms lasting until the next annual meeting of shareholders following their election, and until their successors are elected and qualified, subject to their earlier death, resignation or removal from the Board of Directors.

                          ARTICLE 6. PREEMPTIVE RIGHTS

     6.1 Common Stock. Shareholders of the Common Stock of the corporation shall not have preemptive rights to acquire shares of stock or securities convertible into shares of stock issued by the corporation.

     6.2 Preferred Stock. Holders of Preferred Stock shall have preemptive rights subject to the rights and preferences as described under Article 4 of these Articles of Incorporation.

                          ARTICLE 7. CUMULATIVE VOTING

     Shareholders of the corporation shall not have the right to cumulate votes in the election of directors.

               ARTICLE 8. AMENDMENTS OF ARTICLES OF INCORPORATION

     The corporation reserves the right to amend or repeal any provisions contained in these Articles of Incorporation, in the manner now or hereafter prescribed by law. All rights and powers conferred herein on shareholders and directors are subject to this reserved power.

                   ARTICLE 9. LIMITATION OF DIRECTOR LIABILITY

     To the full extent that the Washington Business Corporation Act, as it exists on the date hereof or may hereafter be amended, permits the limitation or elimination of the liability of directors, a director of the corporation shall not be liable to the corporation or its shareholders for monetary damages for his or her acts or omissions as a director. Any amendment to or repeal of this
Article 9 shall not adversely affect any right or protection of a director of the corporation for or with respect to any acts or omissions occurring prior to such amendment or repeal.

     The undersigned, as Secretary of Starbucks Corporation, executes these Amended and Restated Articles of Incorporation this 8th day of February, 2006.

                                        STARBUCKS CORPORATION


                                        /s/ Paula E. Boggs
                                        ----------------------------------------
                                        Paula E. Boggs,
                                        executive vice president, general
                                        counsel and secretary

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                       OFFICER'S CERTIFICATE ACCOMPANYING
                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                              STARBUCKS CORPORATION

     The Restated Articles of Incorporation do not contain an amendment to the Articles of Incorporation.

     Dated: February 8, 2006

                                        STARBUCKS CORPORATION


                                        /s/ Paula E. Boggs
                                        ----------------------------------------
                                        Paula E. Boggs,
                                        executive vice president, general
                                        counsel and secretary